UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2010

VISA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33977	26-0267673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California	94128-8999
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 932-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On October 12, 2010, Visa Inc. (the “Company”) issued a press release announcing that on October 8, 2010, it had deposited $800 million into the litigation escrow account previously established under the Company’s retrospective responsibility plan (the “Plan”). Under the terms of the Plan, the $800 million deposit has the effect of a repurchase by the Company of 10,997,507 shares of class A common stock at approximately $72.74 per share, on an as-converted basis, by reducing the as-converted class B common stock share count from 136,250,668 to 125,253,161. The deposit and price per share calculations were conducted in accordance with the Company’s certificate of incorporation using the volume-weighted average price over the 13-day pricing period from September 21, 2010, through October 7, 2010. As a result of the deposit, the conversion rate applicable to the Company’s class B common stock has decreased from 0.5550 to 0.5102.

In addition, the Company announced it has successfully completed its $1 billion share repurchase plan authorized in October 2009. In the fourth fiscal quarter of 2010, the Company repurchased a total of 4.6 million shares of class A common stock at an average price of $72.29 per share. Under the full plan, a total of 12.9 million shares of class A common stock were repurchased at an average price of $77.48 per share.

A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

    99.1          Press Release issued by Visa Inc., dated October 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.

Date: October 12, 2010

	By:	/s/ Byron H. Pollitt
Byron H. Pollitt Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Visa Inc., dated October 12, 2010